Exhibit 23.3

CONSENT OF BARTON G. STONE

March 22, 2010

I hereby give my consent to the use of my name and references to, excerpts from, and summaries of, the following reports which have been incorporated into the Annual Information Form for the year ended December 31, 2009 (the "AIF") and which are incorporated as exhibits to the annual report on Form 40-F of Jaguar Mining Inc. for the year ended December 31, 2009:

(a)	the Technical Report on the Resource Estimate for the Gurupi Project, Maranhão State, Brazil, dated December 4, 2009.

I also hereby consent to the incorporation by reference of the information contained in the AIF and the annual report on Form 40-F, into the Registration Statement on Form F-10 (Registration No. 333-160040) and Registration Statement on Form S-8 (Registration No. 333-144969) of Jaguar Mining Inc.

Sincerely,

BARTON G. STONE, C.P.G.
On behalf of himself and Pincock, Allen & Holt, Inc.